PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus February 17, 2006)                     REGISTRATION NO. 333-96061

                       [Internet Architecture HOLDRS logo]






                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                         Share          Primary
                 Name of Company(1)                       Ticker        Amounts     Trading Market
---------------------------------------------------- --------------- ------------- ----------------
3Com Corporation                                           COMS            3            NASDAQ
Adaptec, Inc.                                              ADPT            1            NASDAQ
Apple Computer, Inc.                                       AAPL            4            NASDAQ
Ciena Corporation                                          CIEN            2            NASDAQ
Cisco Systems, Inc.                                        CSCO            26           NASDAQ
Dell Inc.                                                  DELL            19           NASDAQ
EMC Corporation                                            EMC             16            NYSE
Extreme Networks, Inc.                                     EXTR            2            NASDAQ
Foundry Networks, Inc.                                     FDRY            1            NASDAQ
Gateway, Inc.                                              GTW             2             NYSE
Hewlett-Packard Company                                    HPQ          22.2225          NYSE
International Business Machines Corporation                IBM             13            NYSE
Juniper Networks, Inc.                                     JNPR            2            NASDAQ
McDATA Corporation                                        MCDTA       0.588910419       NASDAQ
Network Appliance, Inc.                                    NTAP            2            NASDAQ
Napster, Inc.                                              NAPS          0.1646         NASDAQ
Sun Microsystems, Inc.                                     SUNW            25           NASDAQ
Sycamore Networks, Inc.                                    SCMR            2            NASDAQ
Symantec Corp.                                             SYMC        1.0039106        NASDAQ
Unisys Corporation                                         UIS             2             NYSE



(1) As a result of a merger, effective November 22, 2000, Veritas Software replaced Seagate Technology, Inc. as a constituent of Internet Architecture HOLDRS Trust. It was also anticipated that future entitlements may be due to the former holders of Seagate. An additional distribution to former shareholders of Seagate Technology Inc. was made in connection with the 2000 merger. For each share of Seagate Technology Inc., shareholders received $0.05714 in cash. For the former 2 shares of Seagate Technology Inc., per 100 round lot of Internet Architecture HOLDRS, The Bank of New York received $0.11428. The Bank of New York distributed the cash on June 12, 2006 at a rate of $0.0011428 per depositary share of "IAH", less custody fees. The record date for such distribution was November 22, 2000.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.